Exhibit 21
List of Registrant’s Active Subsidiaries

Name	State of Incorporation	Ownership
Innovative Drug Delivery Systems, Inc.	Delaware	100%

Javelin Pharmaceuticals (UK) Limited*	United Kingdom	100%

*	owned by Innovative Drug Delivery Systems, Inc.